Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated October 22, 2020 (except for the stock split and the bonus share issuance of the Company’s ordinary shares as described in Note 21, as to which the date is January 4, 2021), with respect to the financial statements of Evaxion Biotech A/S included in its Registration Statement, as amended, on Form F-1 (File No. 333-251982) for the years ended December 31, 2019 and 2018, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

April 6, 2021